Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Sound Federal Savings,

wholly-owned by the Registrant and incorporated under federal law

Sound REIT, Inc.,

wholly-owned by Sound Federal Savings and incorporated in New York State

Mamaroneck Advisors, Inc.,

wholly-owned by Sound Federal Savings and incorporated in New York State

First Federal REIT, Inc.,

wholly-owned by Sound Federal Savings and incorporated in New York State